CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$2,630,000	$264.84

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated December 28, 2015

(To the Prospectus dated July 19, 2013, the Index

Supplement dated July 19, 2013,

the Prospectus Addendum dated February 3, 2015 and the Prospectus

Supplement dated July 19, 2013)

Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$2,630,000 Annual Reset Coupon Buffered Notes due December 31, 2021 Linked to the Russell 2000® Index Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Initial Valuation Date:	December 28, 2015

Issue Date:	December 31, 2015

Final Valuation Date:*	December 28, 2021

Maturity Date:*	December 31, 2021

Observation Periods:

The first Observation Period will begin on, and include, the Initial Valuation Date and end on, and include, the first Observation Date.

Each subsequent Observation Period will begin on, and include, the Observation Date on which the immediately preceding Observation Period ends, and end on, and include, the next following Observation Date. The final Observation Period will end on, and include, the Final Valuation Date.

Reference Asset:	The Russell 2000® Index (the “Index”) (Bloomberg ticker symbol “RTY <Index>”)

Payment at Maturity:

If you hold your Notes to maturity, in addition to the final Annual Coupon payment, you will receive (in each case, subject to our credit risk) a cash payment per $1,000 principal amount Note that you hold determined as follows:

•       If the Index Return is greater than or equal to -15.00%, you will receive a cash payment of $1,000 per $1,000 principal amount Note

•       If the Index Return is less than -15.00%, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [($1,000 × (Index Return + Buffer Percentage)]

If the Index Return is less than -15.00%, you will lose 1% of the principal amount of your Notes for every 1% that the Index Return falls below -15.00%. You may lose up to 85% of the principal amount of your Notes.

Any payment on the Notes, including each Annual Coupon and the payment at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power	By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)(4)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	3.75%	96.25%
Total	$2,630,000	$2,630,000	$91,475	$2,538,525

(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $962.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.
(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $938.30 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-4 of this pricing supplement.
(3)	Barclays Capital Inc. will receive commissions from the Issuer of up to 3.75% of the principal amount of the Notes, or up to $37.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The per Note agent’s commission and proceeds to issuer shown above is the minimum amount of proceeds that the Issuer receives per Note, assuming the maximum Agent’s commission per Note of 3.75%. The total Agent’s commission and total proceeds to Issuer shown above give effect to the actual amount of the variable Agent’s commission but do not take into account the payment by Barclays Capital Inc. of any of the Marketing Fees (as described below).
(4)	In addition to the selling concessions and fees described above, Barclays Capital Inc. will pay, and will be reimbursed by the Issuer for, additional marketing, structuring, referral or other fees (collectively, “Marketing Fees”) of up to 0.50% of the principal amount per Note in connection with the distribution of the Notes by certain dealers participating in such distribution. With respect to each dealer participating in the distribution of the Notes, in no case will the sum of (a) the selling commissions and fees paid to that dealer and (b) the amount of Marketing Fees, if any, paid in connection with the distribution of Notes by that dealer exceed 3.75% of the principal amount per Note.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Annual Coupon:

On each Coupon Payment Date, you will receive (subject to our credit risk) an Annual Coupon in cash calculated per $1,000 principal amount Note calculated as follows:

•       If the Annual Index Return for the relevant Observation Period is greater than or equal to 0.00%:

$1,000 × Maximum Digital Percentage

•       If the Annual Index Return for the relevant Observation Period is less than 0.00%:

$1,000 × Minimum Digital Percentage

Coupon Payment Dates:	With respect to an Observation Period, the third Business Day following the Observation Date on which such Observation Period ends (provided that the final Coupon Payment Date will be the Maturity Date)

Maximum Digital Percentage:	5.35%

Minimum Digital Percentage:	3.00%

Buffer Percentage:	15.00%

Annual Index Return:

With respect to an Observation Period, the Index from the applicable Starting Annual Level to the applicable Ending Annual Level, calculated as follows:

Ending Annual Level – Starting Annual Level

Starting Annual Level

Starting Annual Level:

With respect to the first Observation Period, the Starting Annual Level will be the Initial Level

With respect to each subsequent Observation Period, the Starting Annual Level will be the Ending Annual Level for the immediately preceding Observation Period

Ending Annual Level:	With respect to an Observation Period, the Closing Level of the Index on the Observation Date on which such Observation Period ends

Observation Dates:*	The Observation Dates are as follows:

Observation Date No.	Date
First	December 28, 2016
Second	December 28, 2017
Third	December 28, 2018
Fourth	December 30, 2019
Fifth	December 28, 2020
Sixth	Final Valuation Date

Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	1,148.21, the Closing Level of the Index on the Initial Valuation Date

Final Level:	The Closing Level of the Index on the Final Valuation Date

Closing Level:

With respect to the Index on any date, the official closing level of the Index published at the regular weekday close of trading on that date as displayed on Bloomberg Professional® service page “RTY <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable, rounded to two decimal places

In certain circumstances, the closing value of the Index will be based on the alternate calculation of the Index as described under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741UW91 / US06741UW914

*	Subject to postponement, as described under “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this pricing supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013, the prospectus addendum dated February 3, 2015 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, the prospectus addendum and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

•	Index Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the Initial Valuation Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON THE NOTES

Illustrative Calculations of Annual Coupons and the Payment at Maturity

The following examples set forth hypothetical step-by-step calculations of Annual Coupon payments and the amount, if any, payable at maturity under various circumstances. The levels of the Index shown in the examples below have been arbitrarily chosen for illustrative purposes only and are purely hypothetical. The numbers appearing in the following examples have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes. These examples make the following assumptions:

•	Hypothetical Initial Level: 100.00*

•	Closing Level on the first Observation Date: 110.00

•	Closing Level on the second Observation Date: 99.00

•	Closing Level on the third Observation Date: 103.95

•	Closing Level on the fourth Observation Date: 93.56

•	Closing Level on the fifth Observation Date: 98.24

•	Closing Level on the final Observation Date: 93.33

•	Final Level of the Index on the Final Valuation Date: 93.33

•	Maximum Digital Percentage: 5.35%

•	Minimum Digital Percentage: 3.00%

•	Buffer Percentage: 15.00%

*	The hypothetical Initial Level of 100.00 has been chosen for illustrative purposes only. The actual Initial Level is as set forth on the cover of this pricing supplement.

Step 1: Determine the Annual Coupons payable on the Notes. Based on the assumptions set forth above, the Annual Coupons on the Notes will be calculated as follows:

	Observation Period
	First	Second	Third	Fourth	Fifth	Final
Starting Annual Level	100.00	110.00	99.00	103.95	93.56	98.24
Ending Annual Level	110.00	99.00	103.95	93.56	98.24	93.33
Annual Index Return	10.00%	-10.00%	5.00%	-10.00%	5.00%	-5.00%
Annual Coupon	$53.50	$30.00	$53.50	$30.00	$53.50	$30.00

Because the Annual Index Return for each of the first, third and fifth Observation Periods is not less than 0.00%, you will receive an Annual Coupon of $53.50 per $1,000 principal amount Note on the related Coupon Payment Dates, calculated as follows:

$1,000 × Maximum Digital Percentage

$1,000 × 5.35% = $53.50

Because the Annual Index Return for each of the second, fourth and final Observation Periods is less than 0.00%, you will receive an Annual Coupon of $30.00 per $1,000 principal amount Note on the related Coupon Payment Dates, calculated as follows

$1,000 × Minimum Digital Percentage

$1,000 × 3.00% = $30.00

In this example, the aggregate Annual Coupons on the Notes are equal to $250.50 per $1,000 principal amount Note.

Step 2: Calculate the Payment at Maturity on the Notes

In this example, the Index Return (based solely on the Initial Level and the Final Level) is equal to -6.67%. Because the Index Return is not less than -15.00%, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the final Annual Coupon).

Because the aggregate Annual Coupon payments shown in the examples above equal $250.50, the total payments that you will receive over the term of the Notes are equal to $1,250.50 per $1,000 principal amount Note that you hold. The total return on investment of the Notes is 25.05%.

Additional Examples of Amounts Payable at Maturity

The following table illustrates the hypothetical total return on the Notes under various circumstances. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments on the Notes (including the Annual Coupons) to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.

The hypothetical total Annual Coupons set forth in the table below have been chosen arbitrarily and may not reflect the actual Annual Index Return with respect to any actual Observation Period. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following examples assume a hypothetical Initial Level of 100.00, the Buffer Percentage of 15.00% and the hypothetical aggregate Annual Coupons described below. These examples do not take into account any tax consequences of investing in the Notes.

Final Level(1)	Index Return	Payment at Maturity (Not including the final Annual Coupon)	Hypothetical Total Annual Coupons	Hypothetical Total Payments on the Notes (per $1,000 principal amount Note)	Total Return on Notes (Including Hypothetical Annual Coupons)
200.00	100.00%	$1,000.00	$321.00(2)	$1,321.00	32.10%
190.00	90.00%	$1,000.00	$321.00(2)	$1,321.00	32.10%
180.00	80.00%	$1,000.00	$321.00(2)	$1,321.00	32.10%
170.00	70.00%	$1,000.00	$321.00(2)	$1,321.00	32.10%
160.00	60.00%	$1,000.00	$321.00(2)	$1,321.00	32.10%
150.00	50.00%	$1,000.00	$321.00(2)	$1,321.00	32.10%
140.00	40.00%	$1,000.00	$274.00(3)	$1,274.00	27.40%
130.00	30.00%	$1,000.00	$274.00(3)	$1,274.00	27.40%
120.00	20.00%	$1,000.00	$274.00(3)	$1,274.00	27.40%
110.00	10.00%	$1,000.00	$274.00(3)	$1,274.00	27.40%
105.00	5.00%	$1,000.00	$227.00(4)	$1,227.00	22.70%
100.00	0.00%	$1,000.00	$227.00(4)	$1,227.00	22.70%
90.00	-10.00%	$1,000.00	$227.00(4)	$1,227.00	22.70%
85.00	-15.00%	$1,000.00	$227.00(4)	$1,227.00	22.70%
80.00	-20.00%	$950.00	$227.00(4)	$1,177.00	17.70%
70.00	-30.00%	$850.00	$180.00(5)	$1,030.00	3.00%
60.00	-40.00%	$750.00	$180.00(5)	$930.00	-7.00%
50.00	-50.00%	$650.00	$180.00(5)	$830.00	-17.00%
40.00	-60.00%	$550.00	$180.00(5)	$730.00	-27.00%
30.00	-70.00%	$450.00	$180.00(5)	$630.00	-37.00%
20.00	-80.00%	$350.00	$180.00(5)	$530.00	-47.00%
10.00	-90.00%	$250.00	$180.00(5)	$430.00	-57.00%
0.00	-100.00%	$150.00	$180.00(5)	$330.00	-67.00%

(1)	As described above, the hypothetical Initial Level of 100.00 has been chosen for illustrative purposes only. The actual Initial Level is as set forth on the cover of this pricing supplement.
(2)	Assumes that the Annual Index Return was greater than or equal to 0% for all six Observation Periods, resulting in an Annual Coupon payment equal to $1,000 multiplied by the Maximum Digital Percentage, or $53.50 per Observation Period and $321.00 in the aggregate.
(3)	Assumes that the Annual Index Return was greater than or equal to 0% for four Observation Periods, resulting in Annual Coupons equal to $1,000 multiplied by the Maximum Digital Percentage, or $53.50 for each such Observation Period and (ii) the Annual Index Return was less than 0% for two Observation Periods, resulting in an Annual Coupon equal to $1,000 multiplied by the Minimum Digital Percentage, or $30.00 for each such Observation Period. The total hypothetical Annual Coupons given these assumptions would therefore equal $274.00 in the aggregate.
(4)	Assumes that (i) the Annual Index Return was greater than or equal to 0% for two Observation Periods, resulting in an Annual Coupon equal to $1,000 multiplied by the Maximum Digital Percentage, or $53.50 for each such Observation Periods and (ii) the Annual Index Return was less than 0% for four Observation Periods, resulting in an Annual Coupon equal to $1,000 multiplied by the Minimum Digital Percentage, or $30.00 for each such Observation Period. The total hypothetical Annual Coupons given these assumptions would be therefore equal $227.00 in the aggregate.
(5)	Assumes that the Annual Index Return was less than 0% for all six Observation Periods, resulting in an Annual Coupon payment equal to $1,000 multiplied by the Minimum Digital Percentage, or $30.00 per Observation Period and $180.00 in the aggregate.

The following examples illustrate how the total returns set forth in the table on the previous page are calculated.

Example 1: The level of the Index increases from an Initial Level of 100.00 to a Final Level of 150.00 and the aggregate Annual Coupons over the term of the Notes are equal to $321.00.

Because the Index Return of 50.00% is not less than -15.00%, you will receive, in addition to final Annual Coupon, a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

The total return on the Notes (consisting solely of the Annual Coupons) is 32.10%.

Example 2: The level of the Index decreases from an Initial Level of 100.00 to a Final Level of 90.00 and the aggregate Annual Coupons over the term of the Notes are equal to $227.00.

Because the Index Return of -10.00% is not less than -15.00%, you will receive, in addition to the final Annual Coupon, a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

The total return on the Notes (consisting solely of the Annual Coupons) is 22.70%.

Example 3: The level of the Index decreases from Initial Level of 100.00 to a Final Level of 50.00 and the aggregate annual coupon payments are equal to $180.00.

Because the Index Return of -50.00% is less than -15.00%, you will receive, in addition to the final Annual Coupon, a payment at maturity of $650.00 per $1,000 principal amount Note that you hold calculated as follows:

$1,000 + [($1,000 × (Index Return + Buffer Percentage)]

$1,000 + [($1,000 × (-50.00% + 15.00%)] = $650.00

The total return on the Notes is -17.00% (consisting of Annual Coupons equal to 18.00% of the principal amount per Note and a loss of 35.00% of the principal amount per Note at maturity).

SELECTED PURCHASE CONSIDERATIONS

•	Market Disruption Events and Adjustments—The Observation Dates, the Final Valuation Date, the Maturity Date, the Annual Coupons and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•	For a description of what constitutes a Market Disruption Event with respect to the Index as well as the consequences of that Market Disruption Event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”.

If an Observation Date (other than the final Observation Date) is postponed, the related Coupon Payment Date will be the third business day following the Observation Date, as postponed. If the final Observation Date (the Final Valuation Date) is postponed, the Maturity Date will be postponed such that the number of business days between the Final Valuation Date and the Maturity Date remains the same. Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a Market Disruption Event on such date.

•	Exposure to the Index—The Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Index, see the information set forth under “Information Regarding the Index” in this pricing supplement and “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in the accompanying index supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid income-bearing derivative contract with respect to the Index.

If your Notes are properly treated as a pre-paid income-bearing derivative contract, you will likely be taxed on any Annual Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In addition, you should recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, except that it is possible that you should recognize ordinary income upon the sale of your Notes to the extent a portion of the sale proceeds relates to accrued Annual Coupons that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the Annual Coupons and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Annual Coupons that are paid on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Index that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Annual Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Annual Coupon at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on Annual Coupons it pays to you if there is any possible characterization of the Annual Coupons that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations— Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.” The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the regulations refer to as “specified ELIs”) that are owned by non-U.S. holders. However, the regulations do not apply to “specified ELIs” issued prior to January 1, 2016; accordingly, non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or in the components of the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, prospectus addendum and index supplement, including the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in Significant Loss—The total return on the Notes is linked to the performance of the Index during the term of the Notes. The Annual Coupons will depend on whether the Annual Index Return with respect to relevant Observation Period is positive or negative. The payment at maturity (other than the final Annual Coupon) will depend on whether and to the extent the Index Return (which is based solely on the Initial Level and the Final Level) is less than -15.00%. If the Index Return is less than -15.00%, you will lose 1% of the principal amount of your Notes for every 1% that the Index Return falls below -15.00%. You may lose up to 85.00% of the principal amount of your Notes.

•	Potential Return Limited to the Annual Coupons—Your return on the Notes is limited to the Annual Coupons, each of which will not exceed the Maximum Digital Percentage multiplied by the principal amount of your Notes. You will not participate in any positive Annual Index Return with respect to any Observation Period during the term of the Notes beyond the Maximum Digital Percentage, which may be significant. Your payment at maturity will be not be more than the principal amount of your Notes (plus the final Annual Coupon), even if the Index Return is positive.

•	The Annual Coupon in Respect of any Observation Period is Not Based on the Level of the Index at any Time Other than the Starting Annual Level and Ending Annual Level of the Index for such Observation Period—The Annual Coupon for an Observation Period will depend on whether the Annual Index Return for such Observation Period is positive or negative. The Annual Index Return for an Observation Period will be measured by comparing the Ending Annual Level for such Observation Period to the Starting Annual Level for such Observation Period. The Starting Annual Level and Ending Annual Level for any Observation Period will be based solely on the Closing Level of the Index on the Observation Dates that represent the beginning and the end of such Observation Period, respectively (or, in the case of the first Observation Period, the Initial Valuation Date and the first Observation Date). Therefore, if the level of the Index drops precipitously on the Observation Date on which an Observation Period ends, the Annual Coupon that you will receive in respect of such Observation Period may be less than it would otherwise have been had such Annual Coupon been linked to the level of the Index prior to such drop.

•	The Payment at Maturity of Your Notes (in Addition to the Final Annual Coupon) is Not Based on the Level of the Index at Any Time Other than the Final Level of the Index—The payment at maturity, in addition to the final Annual Coupon, and the Index Return will be based solely on the Final Level (as compared to the Initial Level). Therefore, if the level of the Index drops precipitously on the Final Valuation Date, the payment at maturity that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the level of the Index prior to such drop.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including the Annual Coupons and the payment at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action can be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power. The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Index would have.

•	Historical Performance of the Index Should Not Be Taken as Any Indication of the Future Performance of the Index Over the Term of the Notes—The historical performance of the Index is not an indication of the future performance of the Index over the term of the Notes. Therefore, the performance of the Index over the term of the Notes may bear no relation or resemblance to the historical performance of the Index.

•	Risks Associated with Small Capitalization Stocks May Affect the Notes—The Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays

Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the prospectus, the prospectus addendum and the index supplement. Neither the Issuer nor Barclays Capital Inc. nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Annual Coupons you receive on the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case require you to accrue income at a rate that may exceed the Annual Coupons you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Annual Coupons and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible tax consequences of investing in the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index and the stocks underlying the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDEX

As noted above, the Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

For more information about the Index, the index sponsor and license agreement between the index sponsor and the Issuer, as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices—Equity Indices—Russell 2000® Index” and “Risk Factors” on page IS-31 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the Index

You should not take the historical levels of the Index as an indication of the future performance of the Index. The level of the Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the Index during any period shown below is not an indication that the Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Index. The actual performance of the Index over the life of the Notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Closing Levels of the Index for each of the periods noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	753.55	643.97	687.97
June 30, 2008	763.27	686.07	689.66
September 30, 2008	754.38	657.72	679.58
December 31, 2008	671.59	385.31	499.45
March 31, 2009	514.71	343.26	422.75
June 30, 2009	531.68	429.16	508.28
September 30, 2009	620.69	479.27	604.28
December 31, 2009	634.07	562.40	625.39
March 31, 2010	690.30	586.49	678.64
June 30, 2010	741.92	609.49	609.49
September 30, 2010	677.64	590.03	676.14
December 31, 2010	792.35	669.45	783.65
March 31, 2011	843.55	773.18	843.55
June 30, 2011	865.29	777.20	827.43
September 30, 2011	858.11	643.42	644.16
December 31, 2011	765.43	609.49	740.92
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 31, 2015	1,266.37	1,154.71	1,252.77
June 30, 2015	1,295.80	1,215.42	1,253.95
September 30, 2015	1,273.33	1,083.91	1,100.69
December 28, 2015*	1,204.16	1,097.55	1,148.21

*	For the period commencing on October 1, 2015 and ending on December 28, 2015

The following graph sets forth the historical performance of the Index based on the daily Closing Levels from January 1, 2008 through December 28, 2015. The Closing Level of the Index on December 28, 2015 was 1,148.21.

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.

Notwithstanding anything to the contrary in “Plan of Distribution—Initial Offering and Issue of Securities” in the accompanying prospectus, the underwriting discount will be up to $37.50 per Note or 3.75% of the principal amount per Note, as described on the cover page of this pricing supplement.

In addition, as described on the cover page of this pricing supplement, the Agent will pay, and will be reimbursed by the Issuer for, additional marketing, structuring, referral or other fees (collectively, “Marketing Fees”) of up to 0.50% of the principal amount per Note in connection with the distribution of the Notes by certain dealers participating in such distribution. With respect to each dealer participating in the distribution of the Notes, in no case will the sum of (a) the Marketing Fees (if any) that are paid in connection with the distribution by such dealer of the Notes and (b) the selling concessions or fees paid to such dealer exceed 3.75% of the principal amount per Note.